                                                                EXHIBIT 13(d)(7)


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q

              Quarterly Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

For the quarter ended September 30, 1996          Commission file number 0-12047
                      ------------------                                 -------


                        UNITED OKLAHOMA BANKSHARES, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)

              Oklahoma                                  73-0969432
----------------------------------------         -------------------------------
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                   Identification No.)

        4600 S.E. 29th Street
          Del City, Oklahoma                               73115
----------------------------------------         -------------------------------
(Address of principal executive offices)                 Zip Code


Registrant's telephone number, including area code         (405) 677-8711
                                                  ------------------------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by. section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                [X] Yes        No [ ]



As of October 30, 1996, 2,532,237 shares of the registrant's common stock, par value $1.00 per share, were outstanding.

                         PART I. FINANCIAL INFORMATION

ITEM I.  Financial Statements

               UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands except earnings per share)

                                                                   Nine months ended    Three months ended
                                                                     September 30,         September 30,
                                                                    1996       1995       1996       1995
Interest income:
     Interest and fees on loans ...............................   $  3,499      3,020      1,157      1,058
     Interest on federal funds sold ...........................        127        115         36         16
     Interest on securities ...................................      1,202      1,319        401        446
                                                                  -----------------------------------------
       Total interest income ..................................      4,828      4,454      1,594      1,520

Interest expense:
     Interest on deposits .....................................      1,843      1,900        600        643
     Interest on long-term debt ...............................       --         --         --         --
                                                                  -----------------------------------------
       Total interest expense .................................      1,843      1,900        600        643
                                                                  -----------------------------------------

       Net interest income ....................................      2,985      2,554        994        877

Provision for loan losses .....................................        384        234         30         85
                                                                  -----------------------------------------

       Net interest income after provision for loan losses ....      2,601      2,320        964        792
                                                                  -----------------------------------------
Non-interest expense:
     Service charges on deposits ..............................        600        590        206        209
     Other service charges and fees, net ......................        215        186         93         69
     Security gains ...........................................       --         --         --         --
                                                                  -----------------------------------------
       Total non-interest income ..............................        815        776        299        278
                                                                  -----------------------------------------

Non-interest expense:
     Salaries and employee benefits ...........................      1,506      1,368        482        448
     Occupancy expense, net ...................................        176        189         61         84
     Other real estate owned ..................................          2       (170)      --          (26)
     Other ....................................................        706        769        157        230
                                                                  -----------------------------------------
       Total non-interest expense .............................      2,390      2,309        700        736
                                                                  -----------------------------------------

       Income before income taxes .............................      1,026        787        563        334

Income tax expense ............................................        288        193        193         92
                                                                  -----------------------------------------
       Net income .............................................        738        594        370        242
                                                                  =========================================
Earnings per share** ..........................................       0.18       0.12       0.11       0.06
                                                                  =========================================
Average outstanding common shares .............................      2,532      2,532      2,532      2,532
                                                                  =========================================

** Earnings per share is calculated on year-to-date net income less the unpaid year-to-date preferred stock dividends. Preferred stock dividends accrue at $98,000 per quarter. See the Consolidated Balance Sheet, Stockholder Equity section for the number of authorized shares outstanding and total cumulated unpaid dividends.

               UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)

                                                               SEPTEMBER 30,   DECEMBER 31,
                                                                   1996            1995
                                                               ----------------------------
                                                                      (In thousands)
ASSETS

Cash and due from banks ....................................   $      4,144           2,584
Federal funds sold .........................................          1,625           6,300
Investment securities ......................................         26,416          28,800
Loans ......................................................         47,162          44,144
     Unearned discounts ....................................           --                (2)
     Allowance for loan losses .............................           (752)           (538)
                                                               ----------------------------
         Loans, net ........................................         46,410          43,604

Property and equipment, net ................................          4,156           3,880
Other real estate ..........................................             47              63
Accrued interest receivable ................................            507             589
Accounts receivable ........................................             86              93
Other assets ...............................................            123             158
                                                               ----------------------------
                                                               $     83,514          86,071
                                                               ============================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
     Interest bearing ......................................   $     56,566          60,975
     Non-interest bearing ..................................         16,587          15,295
                                                               ----------------------------
         Total deposits ....................................         73,153          76,270
                                                               ----------------------------
Securities sold under repurchase agreement .................           --              --
Deferred taxes .............................................          1,170           1,209
Other liabilities ..........................................            754             769
                                                               ----------------------------
         Total liabilities .................................         75,077          78,248
                                                               ----------------------------

Commitments and contingencies ..............................           --              --
Stockholders' equity:
     Preferred stock, 9% cumulative, nonvoting $30
       par value, redeemable at the Company's
       option at par plus cumulative unpaid
       dividends. Cumulative unpaid preferred
       dividends amount to $4,312,450 or $29.70
       per share at September 30, 1996. Authorized
       150,000 shares; issued and outstanding
       145,199 shares in 1996
       and 1995 ............................................          4,356           4,356
     Class B preferred stock, $1 par value.  Authorized
       50,000 shares; none issued or outstanding ...........           --              --
     Common stock, $1 par value.  Authorized 10,000,000
       shares; issued 2,805,385 in 1996 and 1995 ...........          2,805           2,805
     Additional paid-in capital ............................          7,358           7,358
     Accumulated deficit ...................................         (4,802)         (5,540)
     Net unrealized holding loss on investment securities
       available for sale, net of deferred taxes ...........           (183)            (59)
                                                               ----------------------------
                                                                      9,534           8,920
     Less cost of common stock held in treasury (273,148
       shares in 1996 and 1995) ............................         (1,097)         (1,097)
                                                               ----------------------------
         Net stockholders' equity ..........................          8,437           7,823
                                                               ----------------------------
                                                               $     83,514          86,071
                                                               ============================

               UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Unaudited)

                                                                  SEPTEMBER 30,   DECEMBER 31,
                                                                       996            1995
                                                                  ------------    ------------
                                                                         (In thousands)
Preferred stock:

     Balance at beginning and end of year .....................   $      4,356           4,356
                                                                  ------------    ------------

Common stock:

     Balance at beginning and end of year .....................          2,805           2,805
                                                                  ------------    ------------

Additional paid-in capital:

     Balance at beginning and end of year .....................          7,358           7,358
                                                                  ------------    ------------

Accumulated deficit:

     Balance at beginning of year .............................         (5,540)         (6,315)
     Net income ...............................................            738             775
                                                                  ------------    ------------

     Balance at end of year ...................................         (4,802)         (5,540)
                                                                  ------------    ------------

Net unrealized holding gain (loss) on investment securities available for sale:

     Balance at beginning of year .............................            (59)           (158)
     Implementation of change in accounting for investment
         securities, net of deferred taxes ....................           --              --
     Change in net unrealized holding gain (loss) on
         investment securities available for sale, net of
         deferred taxes .......................................           (124)             99
                                                                  ------------    ------------
     Balance at end of year ...................................           (183)            (59)

Treasury stock:

     Balance at beginning and end of year .....................         (1,097)         (1,097)
     Purchase stock ...........................................           --              --
                                                                  ------------    ------------

     Balance at end of year ...................................         (1,097)         (1,097)

         Net stockholders' equity .............................   $      8,437           7,823
                                                                  ============    ============

               UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                    NINE MONTHS ENDED
                                                                       SEPTEMBER 30
                                                                     1996        1995
                                                                   --------    --------
                                                                      (In thousands)
Cash flows from operating activities:
     Net Income (loss) .........................................   $    738         594
     Adjustments to reconcile net income to net cash provided
       by operating activities:
         Depreciation ..........................................        314         312
         Provision for loan losses .............................        384         234
         Provision for market decline-other real estate ........          2           6
         Amortization of intangibles ...........................       --           111
         Amortization of premium, accretion of
            discounts, net .....................................         68          60
         Gain on sale of securities ............................       --          --
         Decrease in interest payable ..........................       (191)        238
         (Increase) decrease in interest receivable ............         82          47
         (Increase) decrease in other assets ...................         56          68
         Increase (decrease) in deferred income taxes ..........        (39)        (40)
         Increase (decrease) in other liabilities ..............        176          88
                                                                   --------------------
             Total adjustments .................................        852       1,124
                                                                   --------------------

Net cash provided by operating activities ......................      1,590       1,718
                                                                   --------------------

Cash flows from  investing activities:
     Proceeds from principal payments on mortgage backed
         securities ............................................      1,804       1,195
     Proceeds from maturities of securities ....................      1,960         525
     Purchase of securities ....................................     (1,572)     (1,534)
     Net decrease in loans .....................................     (3,190)        466
     Capital expenditures ......................................       (590)       (156)
                                                                   --------------------

Net cash used in investing activities ..........................     (1,588)        496
                                                                   --------------------

Cash flows from financing activities:
     Net increase in interest bearing and non-interest
     bearing demand deposits, savings and certificates of
     deposit ...................................................     (3,117)      2,090
     Repayment of short-term debt ..............................       --        (1,500)
                                                                   --------------------

Net cash provided by financing activities ......................     (3,117)        590
                                                                   --------------------

Net (decrease) increase in cash and cash equivalents ...........     (3,117)      2,804
                                                                   --------------------

Cash and cash equivalents at beginning of period ...............      8,884       2,440
                                                                   --------------------

Cash and cash equivalents at end of period .....................      5,769       5,244
                                                                   ====================

Supplemental disclosure of noncash investing activities:

Net unrealized holding loss on investment securities
   available for sale, net of deferred tax .....................       (183)        (67)

               UNITED OKLAHOMA BANKSHARES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of United Oklahoma Bankshares, Inc. (the "Company") and its subsidiaries conform to generally accepted accounting principles and practices within the banking industry. The following represent the more significant of those policies and practices.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiaries, all wholly owned, after elimination of all significant intercompany accounts and transactions.

SECURITIES

The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), at January 1, 1994. Under Statement 115, the Company classified its debt and marketable equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. No investment securities within the portfolio are considered trading. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in held to maturity are classified as available for sale.

ITEM 2.
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND OPERATING RESULTS

Results of Operations-Quarter Ended September 30, 1996

The following discussion and analysis is designed to provide a better understanding of the significant factors related to the Company's results of operations, financial condition, liquidity and capital resources (including its subsidiary bank, United Bank ("UB") and its non-bank subsidiaries). Management is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Company's operations.

OVERVIEW

Net income for the third quarter of 1996 was approximately $370,000, compared to $242,000 for the third quarter of 1995. The before tax income for the third quarter of 1996 was $563,000 compared to $334,000 for the third quarter of 1995. Earnings per share reflected income of $0.18 at September 30, 1996 compared to income of $0.12 per share at September 30, 1995. Earnings per share is calculated on year-to date net income less the unpaid year-to date preferred stock dividends. Unpaid preferred stock dividends accrue at $98,000 per quarter.

NET INTEREST INCOME

Net interest income was $2,985,000 for the nine months ended September 30, 1996 compared to $2,554,000 for the same period in 1995, representing an increase of $431,000 or 16.9%. The volume of average earning assets increased $4,892,000 while average interest bearing liabilities decreased $435,000 between September 30, 1995 and 1996. The yield on average earning assets increased 11 basis points from September 30, 1995 to September 30, 1996 while the rate paid on average interest bearing liabilities increased 15 basis points during the same time period resulting in an increase in the spread between the yield on earning assets and rate paid on interest bearing liabilities of 26 basis points.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses was approximately $752,000 at September 30, 1996 compared to $538,000 at December 31, 1995 and $511,000 at September 30, 1995. As a percentage of loans, the allowance for loan losses was 1.60%, 1.23% and 1.26% at September 30, 1996, December 31, 1995 and September 30, 1995 respectively.

SECURITIES

The Company has designated securities as "Held to maturity" or "Available for sale". A comparison of recorded value and market value of securities is as follows (in thousands):

                                                          SEPTEMBER 30, 1996
                                           --------------------------------------------------
                                                                                    ESTIMATED
Held to maturity:                           AMORTIZED   UNREALIZED   UNREALIZED       MARKET
                                              COST        GAINS        LOSSES         VALUE
State & municipals .....................   $      784       21           --            805

Total "Held to maturity" securities ....          784       21           --            805
                                           =================================================

Available for sale:

U.S. Treasury securities ...............   $    1,093       --           (5)         1,088
Mortgage-backed securities .............       15,797       56         (249)        15,604
State & municipals .....................        8,850       34          (65)         8,819
                                           =================================================

Total "Available for sale" securities ..   $   25,740       90         (319)        25,511
                                           =================================================

NON-PERFORMING ASSETS

Non-performing assets, including other real estate, totalled $237,000 at September 30, 1996, a decrease of $10,000 from December 31, 1995.

The following table sets forth such loans and other real estate at the dates indicated:

                                                  SEPTEMBER 30,   DECEMBER 31,    SEPTEMBER 30,
                                                      1996            1995            1995
                                                  ------------    ------------    ------------
                                                             (Dollars in thousands)
Non-accrual loans .............................   $        190             184             270
                                                  --------------------------------------------
Loans contractually past due 90 days or more ..           --              --              --
                                                  --------------------------------------------
     Total non-performing loans ...............            190             184             270
                                                  --------------------------------------------
Other real estate .............................             47              63             148
                                                  --------------------------------------------
     Total non-performing assets ..............            237             247             418
                                                  ============================================

Non-performing loans to total loans ...........           0.40%           0.42%           0.66%

CAPITAL AND LIQUIDITY

The Company's primary capital totalled $9,189,000 and $8,361,000 at September 30, 1996 and December 31, 1995, respectively. Equity capital totalled $8,437,000 and $7,823,000 at September 30, 1996 and December 31, 1995,
respectively. The Company's ratio of primary capital and equity capital to assets are as follows:

                                            SEPTEMBER 30,   DECEMBER 31,
                                                1996            1995
                                            ----------------------------
Company's primary capital to assets ratio          10.61%       10.13%
Company's equity capital to assets ratio            9.82        9.54

UB's primary capital totalled $9,162,000 and $8,308,000 at September 30, 1996 and December 31, 1995 respectively. Equity capital totalled $8,410,000 and $7,770,000 at September 30, 1996 and December 31, 1995 respectively. UB's ratio of primary capital and equity capital to assets are as follows:

                                       SEPTEMBER 30,   DECEMBER 31,
                                           1996            1995
                                       ----------------------------
UB's primary capital to assets ratio          10.58%      10.07%
UB's equity capital to assets ratio            9.80       9.48

UB is subject to certain regulatory capital regulations which require the maintenance of certain levels of capital as a percentage of risk-adjusted assets. These regulations define capital as either core capital (Tier 1) or
 .supplementary capital (Tier 2). Core capital consists primarily of common shareholders' equity, while supplementary capital is comprised of preferred stock, certain debt instruments, and a portion of the allowance for loan losses. At December 31, 1994, the required core capital was 4.00% and total risk-based capital was 8.00%. UB's core and total risk-based capital exceed regulatory guidelines at September 30, 1996 and December 31, 1995 respectively, and are as follows:

                                    SEPTEMBER 30,   DECEMBER 31,
                                        1996            1995
                                    ----------------------------
Tier I capital (core)                      14.97%       14.29%
Tier 2 capital (total risk-based)          16.30        15.28

ACCOUNTING STANDARDS ADOPTED

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived assets and for long-lived assets to be disposed of." The Company adopted this statement in January 1, 1995. The impact of this statement does not have a material effect on the Company's consolidated financial statements.

                               PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

The Company and its subsidiaries are not defendants in any legal proceedings.

ITEM 2.  CHANGES IN SECURITIES

         None

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

         None

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

         None

ITEM 5.  OTHER INFORMATION

         None

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         a.       Exhibits:

                  (1)      Exhibit 27 - Financial Data Schedule

         b.       None

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        UNITED OKLAHOMA BANKSHARES, .INC.
                                        Registrant

DATE: November 13, 1996                 /s/ George N. Cook
                                        -----------------------------------
                                        GEORGE N. COOK, JR.
                                        Chairman of the Board

                                        /s/ June A. O'Steen
                                        -----------------------------------
                                        JUNE A. O'STEEN
                                        Principal Accountant